Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of 360 Finance, Inc.

Subsidiary	Place of Incorporation

HK Qirui International Technology Company Limited	Hong Kong

Shanghai Qiyue Information Technology Co., Ltd	People’s Republic of China

Variable Interest Entity	Place of Incorporation

Shanghai Qiyu Information Technology Co., Ltd.	People’s Republic of China

Fuzhou 360 Online Microcredit Co., Ltd.	People’s Republic of China

Fuzhou 360 Financing Guarantee Co., Ltd.	People’s Republic of China